EXHIBIT 11

                     TOTAL CONTAINMENT, INC.
        STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                           (Unaudited)

                                                  Three months ended
                                                       March 31,
                                                 1997              1996
                                        (In thousands, except per share data)
Primary:
Average shares outstanding                     $ 4,642           $ 4,642
Options were anti-dilutive                          -                 -

     Totals                                      4,642             4,642

     Net Income                                $  (442)          $    13

     Per share amount                          $ (0.10)          $  0.00


Fully diluted:
Average shares outstanding                       4,642             4,642
Options were anti-dilutive                          -                 -

     Totals                                      4,642             4,642

     Net Income                                $  (442)          $    13

     Per share amount                          $ (0.10)          $  0.00
